SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549
                        ________________

                            FORM S-8

                     REGISTRATION STATEMENT
                              UNDER
                   THE SECURITIES ACT OF 1933

                         EMC CORPORATION
       (Exact name of issuer as specified in its charter)

                          MASSACHUSETTS
 (State or other jurisdiction of Incorporation or Organization)

                           04-2680009
             (I.R.S. Employer Identification Number)

                  35 Parkwood Drive, Hopkinton,
                       Massachusetts 01748
            (Address of Principal Executive Offices)

 EMC Corporation Executive Deferred Compensation Retirement Plan
                    (Full Title of the Plan)

                      Paul T. Dacier, Esq.
            Senior Vice President and General Counsel
                         EMC Corporation
                        171 South Street
                 Hopkinton, Massachusetts 01748
             (Name and Address of Agent for Service)

                         (508) 435-1000
  (Telephone Number, Including Area Code for Agent for Service)

                 CALCULATION OF REGISTRATION FEE

Title of           Amount to         Proposed       Amount of
Securities to      be                Maximum        Registration
be Registered      Registered (1)    Aggregate      Fee (2)
                                     Offering
                                     Price (2)

Deferred          $20,000,000.00    $20,000,000.00  $6,000.00
Compensation
Obligations
________________
(1)The Deferred Compensation Obligations are unsecured obligations of EMC Corporation to pay deferred compensation in the future in accordance with the terms of the EMC Corporation
   Executive Deferred Compensation Retirement Plan.

(2)Estimated in accordance with Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee.

                             PART II

       INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     EMC Corporation (the "Registrant") hereby incorporates by reference the following documents filed with the Securities and Exchange Commission (the "SEC"):

  (a) the Registrant's Current Reports on Form 8-K filed with the SEC on February 22, 2000, April 18, 2000, May 9, 2000, and November 8, 2000;

  (b) the Registrant's Annual Report on Form 10-K for the fiscal year ending December 31, 1999; and

  (c) the Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000, June 30, 2000, and September 30, 2000.

    In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superceded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supercedes such earlier statement. Any statement so modified or superceded shall not be deemed, except as so modified or superceded, to constitute part of this Registration Statement.

Item 4.   Description of Securities.

     The securities being registered under this Registration Statement are obligations (the "Obligations") of the Registrant to pay deferred compensation in the future in accordance with the terms of the EMC Corporation Executive Deferred Compensation Retirement Plan (the "Plan"). The Obligations may be offered to certain eligible employees of the Registrant and its subsidiaries pursuant to the Plan.

     The Obligations are unsecured general obligations of the Registrant and rank pari passu with the Registrant's other unsecured and unsubordinated indebtedness. The Obligations are not convertible into any other security of the Registrant.

     The amount of compensation to be deferred by each participant is determined in accordance with the Plan based on elections by the participant. Each eligible employee may elect to defer a specified portion of his or her eligible compensation by completing a deferral election form in a form that the administrator of the Plan (the "Administrator") will prescribe. Amounts will be deferred in such intervals as the Administrator may prescribe. A deferral election generally must be made with respect to compensation earned in any calendar year only if delivered to the Administrator prior to the end of the previous
calendar year.   Elections to defer compensation are irrevocable
and, accordingly, except in limited circumstances, a participant will not have the right to make withdrawals of amounts deferred prior to the time fixed for distribution of these amounts. During the year in which an election is effective, the Administrator will cause the participant's compensation to be reduced by the amount specified to be deferred and these amounts will be credited to the participant's account under the Plan at the time the compensation would otherwise have been paid.

     The Obligations for a participant will equal the balance of the participant's account under the Plan. A participant may select various measuring investments which are used for purposes of the Plan to measure fluctuations in the balance of that portion of an account which is deemed notionally invested in such investments. The Administrator shall determine the measuring investments that are to be made available under the Plan and may at any time reduce or increase the number of, or otherwise change the list of, such measuring investments, including with respect to amounts already deferred under the Plan.

     The Administrator initially will be the Executive Compensation and Stock Option Committee of the Registrant's Board of Directors. The Administrator has complete authority to construe the terms of the Plan, determine the eligibility of participants in the Plan and make all other determinations and take all other actions assigned to the Administrator under the Plan. The Administrator has the authority to interpret the Plan and decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Determinations of the Administrator are conclusive and binding on all parties.

     Generally, amounts in a participant's account will be distributed in accordance with the participant's election either in a single lump sum payment payable upon, or in annual installments commencing upon, termination of employment by reason of retirement (as specifically defined in the Plan), death or disability. Generally, a participant will receive a single lump sum payment upon termination of employment for any other reason. In addition, a participant may elect to receive a distribution from his or her account on a specified date either in a single lump sum payment or in annual installments. A participant may also elect to receive a single lump sum payment upon a Change of Control (as defined in the Plan). In certain instances, a participant may be allowed to receive a distribution from his or her account in a lump sum payment due to financial hardship or other reasons.

     The rights of participants and their beneficiaries under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, attachment or garnishment. Any attempt by any person to transfer or assign benefits under the Plan, other than a claim for benefits by a participant or his or her beneficiary(ies), shall be null and void.

     The Registrant may, but shall not be obligated to, set aside amounts or establish any trust or fund to assist in the payment of distributions from the participants' accounts under the Plan. Whether or not such a trust is established, participants and their beneficiaries under the Plan shall have rights no greater than those of unsecured general creditors of the Registrant.

     The Registrant may terminate the Plan at any time and may amend the Plan at any time prior to a Change of Control, with or without retroactive effect. No amendment or termination of the Plan, however, shall adversely affect the rights of any participant with respect to amounts credited to his or her account under the Plan as of the amendment or termination.

Item 5.   Interests of Named Experts and Counsel.

     The legality of the securities being registered pursuant to this registration statement will be passed upon for the Registrant by Paul T. Dacier, Senior Vice President and General
Counsel of the Registrant. Mr. Dacier is eligible to participate in the Plan.

Item 6.  Indemnification of Directors and Officers.

     Section 67 of Chapter 156B of the General Laws of the Commonwealth of Massachusetts authorizes a Massachusetts corporation to indemnify any director, officer, employee or other agent of the corporation to whatever extent specified in or authorized by (i) the articles of organization, (ii) a by-law adopted by the stockholders or (iii) a vote adopted by the holders of a majority of the shares of stock entitled to vote on the election of directors.

     Article 6(k) of the Registrant's Restated Articles of
Organization provides as follows:

     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent provided by applicable law notwithstanding any provision of law imposing such liability; provided, however, that to the extent, and only to the extent, required by Section 13(b)(1 1/2) or any successor provision of the Massachusetts Business Corporation Law, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sections 61 or 62 of the Massachusetts Business Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This provision shall not be construed in any way so as to impose or create liability. The forgoing provisions of this Article 6(k) shall not eliminate the liability of a director for any act or omission occurring prior to the date on which this Article 6(k) becomes effective. No amendment to or repeal of this Article 6(k) shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

     In addition, Section 7 of the Registrant's Amended and Restated By-laws, entitled "Indemnification of Directors and Officers," provides as follows:

     The corporation shall, to the extent legally permissible, indemnify each of its directors and officers (including persons who act at its request as directors, officers or trustees of another organization or in any capacity with respect to any employee benefit plan) against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by such director or officer in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which such director or officer may be involved or with which such director or officer may be threatened, while in office or thereafter, by reason of such individual being or having been such a director or officer, except with respect to any matter as to which such director or officer shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the corporation (any person serving another organization in one or more of the indicated capacities at the request of the corporation who shall have acted in good faith in the reasonable belief that such individual's action was in the best interest of such other organization to be deemed as having acted in such manner with respect to the corporation) or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan; provided, however, that as to any matter disposed of by a compromise payment by such director or officer, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the corporation, after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such director or officer appears to have acted in good faith in the reasonable belief that such individual's action was in the best interests of the corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses, including counsel fees, reasonably incurred by any director or officer in connection with the defense or disposition of any such action, suit or other proceeding may be paid from time to time by the corporation in advance of the final disposition thereof upon receipt of an undertaking by such director or officer to repay to the corporation the amounts so paid by the corporation if it is ultimately determined that indemnification for such expenses is not authorized under this Section 7. The right of indemnification hereby provided shall not be exclusive of or affect any other rights to which any director or officer may be entitled. As used in this Section, the terms "director" and "officer" include their respective heirs, executors and administrators, and an "interested" director or officer is one against whom in such capacity the proceedings in question or another proceeding on the same or similar grounds is then pending. Nothing contained in this Section shall affect any rights to indemnification to which corporate personnel other than directors or officers may be entitled by contract or otherwise under law.

Item 7.   Exemption from Registration Claimed.

     Not applicable.

Item 8.   Exhibits.

     The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

     4.1  EMC Corporation Executive Deferred Compensation
          Retirement Plan.

     5.1  Opinion of Paul T. Dacier, Senior Vice President and
          General Counsel to the Registrant, as to the legality of the securities being registered.

     23.1 Consent of PricewaterhouseCoopers LLP, Independent
          Accountants.

     23.2 Consent of Paul T. Dacier, Senior Vice President and
          General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration
          Statement).

     24.1 Power of Attorney (included on the signature pages to this Registration Statement).

Item 9.  Undertakings.

 The undersigned Registrant hereby undertakes the following:

     (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (2)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

     (3)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (4)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (6)That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
        Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (7)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                            SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Hopkinton, Commonwealth of Massachusetts, on December 20, 2000.


                                   EMC Corporation

                                   By: /s/ Paul T. Dacier
                                      ---------------------------
                                     Name: Paul T. Dacier
                                     Title: Senior Vice President
                                            and General Counsel


                        POWER OF ATTORNEY

     We, the undersigned officers and directors of EMC Corporation, hereby severally constitute Michael C. Ruettgers, William J. Teuber, Jr. and Paul T. Dacier, and each of them singly, our true and lawful attorneys-in-fact with full power of substitution and resubstitution, for them, and each of them singly, to sign for us and in our names in the capacities indicated below, the registration statement filed herewith and any and all amendments to said registration statement (including pre-effective and post-effective amendments), and generally to do all such things in our name and behalf in our capacities as officers and directors to enable EMC Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys-in-fact, or any of them, to said registration statement and any and all amendments thereto.

     Witness our hands and common seal on the dates set forth below.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


  Signatures                     Title                  Date
  ----------                     -----                  ----


/s/ Richard J. Egan         Chairman of the Board    December 20, 2000
-------------------         (Principal Executive
Richard J. Egan             Officer) and Director


                            Chief Executive Officer  December __, 2000
------------------------    and Director
Michael C. Ruettgers


/s/ William J. Teuber, Jr.  Senior Vice President    December 20, 2000
--------------------------  and Chief Financial
William J. Teuber, Jr.      Officer
                            (Principal Financial
                            Officer and Chief
                            Accounting Officer)


/s/ Michael J. Cronin       Director                 December 20, 2000
---------------------
Michael J. Cronin


/s/ John R. Egan            Director                 December 20, 2000
----------------
John R. Egan


/s/ Maureen E. Egan         Director                 December 20, 2000
-------------------
Maureen E. Egan


/s/ W. Paul Fitzgerald      Director                 December 20, 2000
----------------------
W. Paul Fitzgerald


/s/ Joseph F. Oliveri       Director                 December 20, 2000
----------------------
Joseph F. Oliveri


/s/ Alfred M. Zeien         Director                 December 20, 2000
--------------------
Alfred M. Zeien



                               EXHIBIT INDEX

    4.1  EMC Corporation Executive Deferred Compensation Retirement Plan.

    5.1 Opinion of Paul T. Dacier, Senior Vice President and General Counsel to the Registrant, as to the legality of the securities being registered.

    23.1 Consent of PricewaterhouseCoopers LLP, Independent Accountants.

    23.2 Consent of Paul T. Dacier, Senior Vice President and General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

    24.1 Power of Attorney (included on the signature pages to this Registration Statement).